Zion Oil & Gas Newsletter
September 3, 2010
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Dear Shareholder and/or Friend of Zion

The Drilling Rig at the Ma'anit-Joseph #3 Wellsite

Just a short update to keep you informed regarding the drilling operations on the Ma'anit-Joseph #3 well.

On August 26, 2010, we announced that drilling operations had begun on the Ma’anit-Joseph #3 well, in our Joseph License area, onshore Northern Israel, and that the drilling operations were expected to last approximately six months.

Utilizing the 2,000 horsepower drilling rig used to drill our previous wells, we commenced drilling the Ma’anit-Joseph #3 well, initially towards the secondary target, Triassic age lithology (i.e. rocks), expected below approximately 10,827 feet.

We then plan to continue drilling to the primary target, Permian age lithology, down to a planned total depth below approximately 19,357 feet.

During the past week, operations have progressed steadily. We drilled a 26 inch hole to approximately 270 feet and then cemented in place an equivalent length of 20 inch casing.  As expected, we found the rock penetrated in this first shallow hole to be rather porous in nature, so extra care was required during the cementing operations to ensure an adequate seal.  The first length of casing (or "casing string”)  run in a well is generally intended to provide hole stability through the largely unconsolidated shallow rock layers.

With the first length of casing run, we then resumed drilling, stepping down, as planned, to a 17 ½” hole.  We plan to drill this section of the hole to approximately 3900 feet after which we plan to set our next casing string.  This second length of casing is primarily intended to isolate and protect any natural aquifers penetrated by the wellbore.  The estimated period to drill this next section of hole is approximately two weeks, so we should reach 3900 feet by mid-September.

As of Friday, September 3, 2010, we were drilling at a depth of approximately 450 feet. To put that in perspective, 450 feet is the approximate height of a 38-story building.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and, for our US stockholders and friends, I wish you a very happy Labor Day weekend.

In addition, if you are observing Rosh Hashana (the Jewish New Year) next week, I wish you a 'Shana Tova' (Happy New Year).

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Mike Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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